EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

December 11, 2006

For more information contact:

Richard L. Browdy, President

Albert J. Finch, Chairman of the Board

(954) 776-2332

(954) 776-2332

OptimumBank Holdings Upgrades NASDAQ Stock Listing

Fort Lauderdale, FL (December 11, 2006). OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for OptimumBank, reported today that its stock listing on the NASDAQ Capital Market was recently approved for an upgrade to the NASDAQ Global Market. Chairman of the Board, Albert Finch, said, “We are very excited with this change, the NASDAQ Global Market will provide the Company much wider market exposure and greater prestige from an investor perception standpoint, which should lead to stronger liquidity for our stock.”

The Company’s common stock will begin trading on the Global Market on December 13, 2006. President, Richard Browdy, noted, “We began trading on the old NASDAQ SmallCap Market in May 2003. In three and one-half years, the Company has matured to the size and capitalization and has attracted additional shareholders to now qualify for this stronger market.” OptimumBank opened for business in November 2000 with approximately $5.5 million in capital, today the Company’s consolidated capital is approximately $20.2 million with assets totaling approximately $227.0 million.

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281